Commerce Place Commercial
                                                                         Banking
                                                      400 Burrard St., 7th Floor
                                                                  Vancouver, B.C
                                                                         V6C 3A6
CIBC

May 21, 1998

PMC - Sierra Ltd.
105 - 8555 Baxter Place
Burnaby, B.C.
V5A 4V7

Attention: Mr. John Sullivan

Dear Sirs:

         We, Canadian Imperial Bank of Commerce ("CIBC"), are pleased to establish the following credits for you, our customer.

                       Credit A: Committed Operating Line

   Credit Limit:                       U.S. $15,000,000,  less the amount at the
                                       time of the  liabilities of PMC - Sierra,
                                       Inc.,   a  Delaware   corporation,   (the
                                       "Guarantor")   in  connection   with  its
                                       operating line facility  pursuant to CIBC
                                       Inc.'s credit agreement dated on or about the date hereof, as amended and replaced from time to time, (the "CIBC Inc. Credit
                                       Agreement").

   Availability:                       May be  availed  by you by way of current
                                       account overdraft in Canadian and/or U.S.
                                       Dollars,  and/or Bankers'  Acceptances in
                                       Canadian Dollars, and/or L/C Acceptances,
                                       and/or Canadian or U.S. Dollar or Foreign
                                       Currency L/Cs,  and/or LIBOR Loans and/or
                                       financial   or   non-financial    standby
                                       letters of credit.

   Description and Rate:               A revolving committed credit, for general
                                       business purposes, having the following parts:

                                             (1)     U.S. dollar  overdrafts and
                                       L/C Acceptances. The Interest Rate is as follows: U.S. Base Rate plus 0% per year.

                                             (2)     U.S.  dollar  LIBOR  loans.
                                       The  Interest  Rate is as follows:  LIBOR
                                       Rate plus 1.0% per year.

                                             (3)     Canadian  Dollar overdrafts
                                       and L\C Acceptances. The Interest Rate is as follows: Prime Rate plus 0% per year.

                                             (4)     Canadian  Dollar B/As.  The
                                       stamping fee is 123 basis points per year.

                                             (5)     Canadian and/or U.S. Dollar
                                       or Foreign Currency L/Cs. The fees are our standard L/C fees, minimum $150, plus out of pocket expenses.

   Letters of Credit:                  L/Cs may not have terms to expiry of more
                                       than 12 months or beyond the committed term of this Credit. Our standard L/C documentation is also required. If we issue an L/C, the available Credit Limit will be reduced by 100% of the face amount of the L/C. If there is a drawing under any L/C, we will pay it by drawing on your Operating Account, unless you have made other arrangements with us.

   Repayment/Termination:              This  Credit  will expire two years after
                                       the date of this  Agreement,  except CIBC
                                       may   from   time  to  time   renew   its
                                       commitment   by   an   additional   year;
                                       provided  that this Credit must be repaid
                                       in full  immediately  upon,  and  further
                                       availments  will  cease  to be  available
                                       upon,  the  earlier  of the expiry of the
                                       committed   term  of  this  Credit,   the
                                       occurrence  of an  Event of  Default,  or
                                       there having  occurred (in our reasonable
                                       opinion) a change in effective control of
                                       your  company  or  the   Guarantor   with
                                       respect   to  the   power  to  elect  the
                                       majority of the Board of Directors of your company or the Guarantor ("Change of Control").


                   Credit B: Foreign Exchange Contracts

   Credit Limit:                       U.S. $4,000,000.

   Description:                        You may  enter  into  one or  more  spot,
                                       forward or other foreign exchange rate transactions with us and/or Wood Gundy
                                       Inc. Your ability to make use of this Credit will depend upon your outstanding obligations under such transactions, as determined by us. This facility is a demand credit, provided that even if no demand is made this facility must be repaid in full when Credit A is required to be repaid in full.

                          Credit C: Cheque Credit

   Credit Limit:                       U.S. $1,500,000.

   Description:                        You may negotiate  cheques at our Burnaby
                                       and  Vancouver  Branches that we identify
                                       for you in a total face  amount  each day
                                       up to the  Credit  Limit of this  Credit.
                                       This   facility   is  a  demand   credit,
                                       provided that even if no demand is made this facility must be repaid in full when
                                       Credit A is required to be repaid in full.


                                    Security

   Security:                           The following security is required:

   Guarantee:                          Guarantee from the Guarantor in an amount
                                       that is limited to U.S.$25,000,000 plus interest, which guarantee will include a "gross-up" clause.

                                    Covenants

   Financial Covenants:                You  will  ensure   that  the   following
                                       financial covenants/requirements,  tested
                                       at the  end of  each  of the  Guarantor's
                                       fiscal  quarters,  are  satisfied  on the
                                       basis  of  the   consolidated   financial
                                       statements for the Guarantor:

                                       Quick Ratio: The Quick Ratio (cash or equivalents plus accounts receivable plus the unused portion of Credit A, divided by current liabilities) must not be less than 0.8:1.

                                       Debt to Effective Equity Ratio: The Debt to Effective Equity Ratio (using the following definitions) must not exceed 2:1.

                                            Debt is  defined  as all  debts  and
                                       liabilities    (whether    absolute    or
                                       contingent,   and   including  all  lease
                                       obligations which would be required to be
                                       disclosed on the Guarantor's consolidated
                                       financial  statements) excluding deferred
                                       income   taxes   and    excluding    debt
                                       subordinated  and  postponed  to CIBC and
                                       CIBC Inc. (provided that all of the terms
                                       of  which   are   satisfactory   to  such
                                       lenders).

                                            Effective  Equity is  defined as the
                                       aggregate of:

                                            (a)  amounts  paid up on issued  and
                                       outstanding shares of all classes;
                                            (b)    retained    earnings;
                                            (c)  contributed  surplus;
                                            (d) debt  subordinated and postponed
                                       to CIBC and CIBC Inc. (in a manner and on terms satisfactory to such lenders) to the prior repayment and satisfaction of all debts and liabilities pursuant to this Agreement, the CIBC Inc. Credit Agreement and the guarantee hereunder; plus
                                            (e) Special  Shares of your  company
                                       convertible into the Guarantor's common stock;

                                       minus all intangibles including,  but not
                                       limited to goodwill, copyrights, patents,
                                       trademarks,    licences,   research   and
                                       development     costs,    and    deferred
                                       development costs;  provided that for the
                                       purposes    of   this    ratio,    equity
                                       investments in  non-affiliated  companies
                                       will not be  treated  as  intangibles  so
                                       long as the  combined  total  of all such
                                       investments      does     not      exceed
                                       U.S.$20,000,000  (or  any  higher  amount
                                       agreed  to  in  this   regard  by  us  in
                                       writing).

                                       Profitability: An operating loss must not be incurred in two consecutive fiscal quarters.

                                       Capital      Expenditures      (excluding
                                       acquisitions):        Total       capital
                                       expenditures,    excluding   acquisitions
                                       permitted  below  under  "Restriction  on
                                       Acquisitions",   must  not  exceed   U.S.
                                       $16,000,000   in   fiscal   1997,    U.S.
                                       $20,000,000  in  fiscal  1998,  and  U.S.
                                       $25,000,000 in fiscal 1999 without our prior written consent (which consent will not be unreasonably withheld).

   Other Covenants:                    Restriction on Acquisitions:  Neither the
                                       Guarantor  nor  any of  its  subsidiaries
                                       (including  you) will  make any  material
                                       acquisitions  without  our prior  written
                                       consent,  except,  provided  no  Event of
                                       Default  exists nor will  result from the
                                       proposed  acquisition  during  the fiscal
                                       quarter immediately succeeding the fiscal
                                       quarter within which the  acquisition was
                                       made  (calculated  on  the  basis  of the
                                       financial  statements of the Guarantor on
                                       a  consolidated  basis  submitted for the
                                       fiscal    quarter   of   the    Guarantor
                                       immediately  preceding  the  date  of the
                                       acquisition),  and provided there has not
                                       been (in our reasonable opinion) a Change
                                       of  Control   of  your   company  or  the
                                       Guarantor:

                                       (a)   the   Guarantor,   or  any  of  its
                                       subsidiaries,  may  make  an  acquisition
                                       without our prior written  consent if the
                                       purchase price in respect of the proposed
                                       acquisition    does   not    exceed   the
                                       Applicable Limit referred to below; and

                                       (b) if the  purchase  price in respect of
                                       the  proposed   acquisition  exceeds  the
                                       Applicable  Limit referred to below,  the
                                       Guarantor,  or any  of its  subsidiaries,
                                       may   nevertheless   make  the   proposed
                                       acquisition if you first provide proforma
                                       financial  statements  to us  which  take
                                       into  account the effect of the  proposed
                                       acquisition  and  all  debt  incurred  or
                                       assumed  in  connection  therewith,   and
                                       which  demonstrate  compliance  with  all
                                       financial    covenants/requirements   set
                                       forth herein, both before and after the proposed acquisition.

                                       For the purposes hereof,  the "Applicable
                                       Limit" means  U.S.$40,000,000  unless the
                                       Debt to  Effective  Equity  Ratio  of the
                                       Guarantor   on   a   consolidated   basis
                                       (exclusive  of the  acquisition)  exceeds
                                       1:1, in which case the "Applicable Limit" means U.S.$20,000,000.

                                       Restriction on  Divestments:  Neither the
                                       Guarantor  nor  any of  its  subsidiaries
                                       (including  you) will  make any  material
                                       business divestment, other than for cash,
                                       without our prior  written  consent.  The
                                       cash    proceeds    from   the   material
                                       divestment  will  be  used  in the  first
                                       instance   to  retire   any   outstanding
                                       borrowings/indebtedness under the credit facilities established hereunder which, however, may be readvanced or incurred subject to your continued compliance with all of the terms and conditions of the credit facilities provided for hereunder.

                                       Negative  Pledge:  Neither the  Guarantor
                                       nor  any of its  subsidiaries  (including
                                       you) will create or allow any Lien on any
                                       of their/your  present or future  assets,
                                       nor will they/you assign any right to any
                                       income,   without   our   prior   written
                                       consent, except you/they are permitted to
                                       enter into lease  commitments or Purchase
                                       Money Liens on normal commercial terms in
                                       the  ordinary  course of  business  up to
                                       U.S.$10,000,000   in  each  fiscal  year,
                                       provided no Event of Default exists nor will the proposed transaction give rise to an Event of Default, and provided there has not been (in our reasonable opinion) a Change of Control of your company or the Guarantor.

   Reporting Requirements:             (1)  Within 30 days of each  quarter-end,
                                       you will provide us with the Guarantor's consolidated aged list of trade accounts receivable as of that quarter-end.

                                       (2)  Within 60 days of the end of each of
                                       the first, second and third quarters, you
                                       will  provide  us  with  a  copy  of  the
                                       Guarantor's   Form   10-Q,   as  of  each
                                       quarter-end.

                                       (3)  Within  120  days  of  each   fiscal
                                       year-end, you will provide us with a copy
                                       of the  Guarantor's  Form 10-K as of that
                                       year-end,  which is to  include a copy of
                                       the  Guarantor's   audited   consolidated
                                       year-end financial statements.


                                Other Provisions

   Indemnity re Reserves,              If the introduction or  implementation of
   Capital Adequacy, Etc.              or any change in or in the interpretation
                                       of, or any change in its  application  to
                                       us  of,  any  law or  any  regulation  or
                                       guideline  issued by any central  bank or
                                       other governmental  authority (whether or
                                       not having  the force of law),  including
                                       without limitation any reserve or special
                                       deposit  requirement  or any  tax  (other
                                       than tax on our  general  income)  or any
                                       capital  requirement,  has  (due  to  our
                                       compliance)   the  effect,   directly  or
                                       indirectly, of (i) increasing the cost to
                                       us   of   performing   our    obligations
                                       hereunder  or under any B/A or L/C;  (ii)
                                       reducing    any   amount    received   or
                                       receivable   by  us   hereunder   or  our
                                       effective  return  hereunder  or  on  our
                                       capital;  or (iii) causing us to make any
                                       payment or to forgo any  return  based on
                                       any amount  received or  receivable by us
                                       hereunder  or in  respect  of any  B/A or
                                       L/C;  then upon  demand from time to time
                                       you  will  pay  such   amount   as  shall
                                       compensate   us  for   any   such   cost,
                                       reduction, payment or forgone return. You
                                       will   further   indemnify   us  for  all
                                       out-of-pocket  costs, losses and expenses
                                       incurred by us in connection with any B/A
                                       or L/C and  agree  that  we will  have no
                                       liability   to  you  for  any  reason  in
                                       respect  of any  availment  other than on
                                       account of our gross negligence or wilful
                                       misconduct.  Any  certificate  of CIBC in
                                       respect   of  the   foregoing   will   be
                                       conclusive  and binding upon you,  except
                                       for  manifest  error,  provided  that  we
                                       shall  determine  the amounts owing to us
                                       in  good  faith   using  any   reasonable
                                       averaging and attribution methods.

   Obligations re L/Cs if Credit A     You will pay to us on  demand  all of our
   Terminated:                         contingent  liability  in  respect of (i)
                                       any L/C outstanding  upon any termination
                                       of Credit A and (ii) any L/C which is the
                                       subject  matter of any  order,  judgment,
                                       injunction  or other  such  determination
                                       restricting  payment  by us under  and in
                                       accordance with such L/C or extending our
                                       liability   under  such  L/C  beyond  the
                                       expiration   date   stated   therein  (an
                                       "Order"). We agree that we will, with respect to each such L/C, upon the later of:

                                            (a) the  earlier of: (i) the date on
                                       which either the original  counterpart of
                                       such   L/C   is   returned   to  us   for
                                       cancellation or we are released by the beneficiary from any further obligations in respect of such L/C; and, (ii) the expiry of such L/C; and

                                            (b) the  date  on  which  any  final
                                       order,    judgment    or    other    such
                                       determination has been rendered or issued either terminating the applicable Order, or permanently enjoining us from paying under such L/C;

                                       pay to you an amount equal to any excess of the amount received by us hereunder in respect of our contingent liability under such L/C (the "Received Amount") over the total of amounts applied to reimburse us for amounts paid by us under such L/C (CIBC having the right to so appropriate such funds), together with an additional amount computed by applying to the amount of such excess from time to time a per annum rate equal to 3% per year less than the Prime Rate. Such additional amount shall be calculated daily on the basis of a calendar year for the actual number of days elapsed from and including the date of payment to us of the Received Amount to (but not including) the date of return to you of the excess.

   Default Interest Rate:              Currently 21% per year.

   Next Scheduled Review Date:         May 31,  1999.  Such  that CIBC may renew
                                       its commitment by an additional one year on mutually agreeable terms.

   Termination of Agreement by         This  Agreement  may be terminated by you
   Borrower:                           at any time upon  written  notice to CIBC
                                       and upon payment and satisfaction of all of your debts and liabilities, absolute and contingent, to CIBC.

   Standard Credit Terms:              The attached  Schedule - Standard  Credit
                                       Terms (including the revisions indicated thereon in bold-faced or struck-out text) forms part of this Agreement.

   Expenses and Costs:                 All  reasonable  out of  pocket  expenses
                                       incurred by us (excluding any syndication or participation expenses) will be for your account.

   Amendment:                          This  Agreement  may only be amended by a
                                       document executed by the party against whom enforcement of the amendment is sought.

   Assignment:                         You may not assign this Agreement. We may
                                       assign  or  grant  participation  in  our
                                       rights and  obligations  hereunder,  with
                                       each such assignee or  participant  being
                                       entitled  to  rely  on  all   indemnities
                                       contained herein.

   Governing Law:                      This   Agreement  will  be  construed  in
                                       accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

   Set-Off:                            Upon  the   occurrence  of  an  Event  of
                                       Default  and  so  long  as the  Event  of
                                       Default  exists,  we may at any  time and
                                       from time to time,  without notice to you
                                       (any such notice being expressly waived),
                                       set-off  and apply  any and all  deposits
                                       (general  or   special)   and  any  other
                                       indebtedness at any time held by or owing
                                       by us to you or for your  credit  or your
                                       account, against and on account of any or
                                       all of your debts and  liabilities  to us
                                       hereunder,   whether  or  not  then  due,
                                       whether   absolute  or  contingent,   and
                                       irrespective  of  the   currency(ies)  in
                                       question.

   Entire Agreement:                   In accordance  with the scheduled  review
                                       date  set  out  in the  Credit  Agreement
                                       dated  March 11,  1998  issued by CIBC to
                                       you the "Previous Credit Agreement", this
                                       Agreement  extends  the  Previous  Credit
                                       Agreement  and restates the terms thereof
                                       as   set   out   above.   There   are  no
                                       understandings,              inducements,
                                       representations, warranties, collateral agreements or conditions affecting or supported by this Agreement other than as expressed in this Agreement.

   Accounting Terms and GAAP:          All   accounting   terms  not   otherwise
                                       defined  have the  meanings  assigned  to
                                       them in  accordance  with  GAAP.  In this
                                       Agreement,    "GAAP"   means    generally
                                       accepted accounting  principles from time
                                       to time  applicable  in the United States
                                       of America and approved by the  Financial
                                       Accounting   Standards   Board   or   any
                                       successor thereto,  as applied on a basis
                                       consistent with the financial  statements
                                       of the preceding fiscal period, except as
                                       disclosed    therein    or   where    the
                                       inconsistency is immaterial.

   Successors:                         In this  Agreement,  any  reference  to a
                                       corporate  entity  includes and is also a
                                       reference to any corporate entity that is
                                       a  successor  to  such  entity,   whether
                                       immediate or derivative.


Please indicate your acceptance of these terms by returning a signed copy of this Agreement. If we do not receive a signed copy by June 12, 1998, then this offer will expire.

     Upon acceptance, this Agreement extends the Previous Credit Agreements and restates the terms thereof, as set out above. Outstanding amounts (and security) under the Previous Credit Agreement will be covered by this Agreement.

Yours truly,
Canadian Imperial Bank of Commerce



by: /S/ Tom Smith
    -------------
Tom Smith
Relationship Manager
Knowledge Based Business
Phone no.: (604) 665-1610
Fax no.:   (604) 665-1144

      Acknowledgement:                 The   undersigned   certifies   that  all
                                       information provided to CIBC is true, and
                                       acknowledges  receipt  of a copy of,  and
                                       accepts  the  terms  of,  this  Agreement
                                       (including   the   attached   Schedule  -
                                       Standard Credit Terms).


                                           Accepted this 10th day of June, 1998.

                                           PMC-Sierra Ltd.

                                           By:    /S/ John W. Sullivan
                                                  ---------------------
                                           Name:  John W. Sullivan
                                                  ----------------
                                           Title: VP Finance
                                                  ----------

                           Schedule - Standard Credit
CIBC
6326-95/06
WP51CRED)

ARTICLE 1 - GENERAL

1.1 Interest Rate. You will pay interest on each Credit at nominal rates per year equal to:

  (a) for amounts above the Credit Limit of a Credit or a part of a Credit or for amounts that are not paid when due, the Default Interest Rate, and

  (b) for any other amounts, the rate specified in this Agreement.

1.2 Variable interest. Each variable interest rate provided for under this Agreement will change automatically, without notice, whenever the Prime Rate or the U.S. Base Rate, as the case may be, changes.

1.3 Payment of interest. Interest is calculated on the daily balance of the Credit at the end of each day. Interest is due once a month, unless the Agreement states otherwise. Unless you have made other arrangements with us, we will automatically debit your Operating Account for interest amounts owing. If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the monthly interest payment, the effect is that we will be charging interest on overdue interest (which is known as compounding). Unpaid interest continues to compound whether or not we have demanded payment from you or started a legal action, or get judgment, against you.

1.4 Default Interest. To determine whether Default Interest is to be charged, the following rules apply:

  (a) Default Interest will be charged on the amount that exceeds the Credit Limit of any particular Credit.

  (b) If there are several parts of a Credit, Default Interest will be charged if the Credit Limit of a particular part is exceeded. For example, if Credit A's limit is $250,000, and the limit of one part is $100,000 and the limit of that part is exceeded by $25,000, Default Interest will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000.

1.5 Fees. You will pay CIBC's fees for each Credit as outlined in the Letter. You will also reimburse us for all reasonable fees (including legal fees) and out-of-pocket expenses incurred in registering any security, and in enforcing our rights under this Agreement or any security. We will automatically debit your Operating Account for fee amounts owing.

1.6 Our rights re demand Credits. At CIBC, we believe that the banker-customer relationship is based on mutual trust and respect. It is important for us to know all the relevant information (whether good or bad) about your business. CIBC is itself a business. Managing risks and monitoring our customers' ability to repay is critical to us. We can only continue to lend when we feel that we are likely to be repaid. As a result, if you do something that jeopardizes that relationship, or if we no longer feel that you are likely to repay all amounts borrowed, we may have to act. We may decide to act, for example, because of something you have done, information we receive about your business, or changes to the economy that affect your business. Some of the actions that we may decide to take include requiring you to give us more financial information, negotiating a change in the interest rate or fees, or asking you to get further accounting assistance, put more cash into the business, provide more security, or produce a satisfactory business plan. It is important to us that your business succeeds. We may, however, at our discretion, demand immediate repayment of any outstanding amounts under any demand Credit. We may also, at any time and for any cause, cancel the unused portion of any demand Credit. Under normal circumstances, however, we will give you 30 days' notice of any of these actions.

1.7 Payments. If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

1.8 Applying money received. If you have not made payments as required by this Agreement, or if you have failed to satisfy any term of this Agreement (or any other agreement you have that relates to this Agreement), or at any time before default but after we have given you appropriate notice, we may decide how to apply any money that we receive. This means that we may choose which Credit to apply the money against, or what mix of principal, interest, fees and overdue amounts within any Credit will be paid.

1.9 Information requirements. We may from time to time reasonably require you to provide further information about your business. We may require information from you to be in a form acceptable to us. We will use your information only in connection with the credits and will keep it confidential unless required to be disclosed by law or court order.

1.10 Insurance. You will keep all your business assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for property such as yours (plus for any other risks we may reasonably require). If we ask, you will give us either the policies themselves or adequate evidence of their existence. If your insurance coverage for any reason stops, we may (but do not have to) insure the property. We will automatically debit your Operating Account for these amounts. Finally, you will notify us immediately of any loss or damage to the property.

1.11 Environmental. You will carry on your business, and maintain your assets and property, in accordance with all applicable environmental laws and regulations. If (a) there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with either your business or your property, and we pay any fines or for any clean-up, or (b) we suffer any loss or damage as a result of any Discharge, you will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If we ask, you will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. Your obligation to us under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.12 Consent to release information. We may from time to time give any credit information about you to, or receive such information from, (a) any financial institution, credit reporting agency, rating agency or credit bureau, (b) any person, firm or corporation with whom you may have or propose to have financial dealings, and (c) any person, firm or corporation in connection with any dealings you have or propose to have with us. You agree that we may use that information to establish and maintain your relationship with us and to offer any services as permitted by law, including services and products offered by our subsidiaries when it is considered that this may be suitable to you.

1.13 Our pricing policy: Fees, interest rates and other charges for your banking arrangements are dependent upon each other. If you decide to cancel any of these arrangements, you will have to pay us any increased or added fees, interest rates and charges we determine and notify you of. These increased or added amounts are effective from the date of the changes that you make.

1.14 Proof of debt. This Agreement provides the proof, between CIBC and you, of the credit made available to you. There may be times when the type of Credit you have requires you to sign additional documents. Throughout the time that we provide you credit under this Agreement, our loan accounting records will provide complete proof of all terms and conditions of your credit (such as principal loan balances, interest calculations, and payment dates).

1.15 Renewals of this Agreement. This Agreement will remain in effect for your Credits for as long as they remain unchanged. We have shown a Next Scheduled Review Date in the Letter. If there are no changes to the Credits this Agreement will continue to apply, and you will not need to sign anything further. If there are any changes, we will provide you with either an amending agreement, or a new replacement Letter, for you to sign.

1.16 Confidentiality: The terms of this Agreement are confidential between you and CIBC. You therefore agree not to disclose the contents of this Agreement to anyone except your professional advisors or (as required by law) to any regulatory or governmental body.

1.17 Pre-conditions. You may use the Credits granted to you under this Agreement only if:

  (a) we have received properly signed copies of all documentation that we may reasonably require and which we have provided to you in connection with the operation of your accounts and your ability to borrow;
  (b) all the required security has been received and registered to our satisfaction;
  (c) any special provisions or conditions set forth in the Letter have been complied with; and
  (d) if applicable, you have given us the required number of days notice for a drawing under a Credit.

1.18 Notices. We may give you any notice in person or by telephone, or by letter that is sent either by fax or by mail.

1.19 Use of the Operating Line. You will use your Operating Line only for your business operating cash needs. You are responsible for all debits from the Operating Account that you have either initiated (such as cheques, loan payments, pre-authorized debits, etc.) or authorized us to make. Payments are made by making deposits to the Operating Account. You may not at any time exceed the Credit Limit. We may, without notice to you, return any debit from the Operating Account that, if paid, would result in the Credit Limit being exceeded, unless you have made prior arrangements with us. If we pay any of these debits, you must repay us immediately the amount by which the Credit Limit is exceeded.

1.20 Foreign Currency Conversion. If this Agreement includes foreign currency Credits, then currency changes may affect whether either the Credit Limit of any Credit or the Overall Credit Limit has been exceeded.

  (a) See section 1.4 for the general rules on how Default Interest is calculated.

  (b) To determine the Overall Credit Limit, all foreign currency amounts are converted to Canadian dollars, even if the Credit Limits of any particular Credits are quoted directly in a foreign currency (such as U.S. dollars). No matter how the Credit Limit of a particular Credit is quoted, therefore, currency fluctuations can affect whether the Overall Credit Limit has been exceeded. For example, if Credits X and Y have Credit Limits of C$100,000 and US$50,000, respectively, with an Overall Credit Limit of C$175,000, if Credit X is at C$90,000 and Credit Y is at US$45,000, Default Interest will be charged only if, after converting the US dollar amount, the Overall Credit Limit is exceeded.

  (c) Whether the Credit Limit of a particular Credit has been exceeded will depend on how the Credit Limit is quoted, as described below.

  (d) If the Credit Limit is quoted as, for example, the U.S. dollar equivalent of a Canadian dollar amount, daily exchange rate fluctuations may affect whether that Credit Limit has been exceeded. If, on the other hand, the Credit Limit is quoted in a foreign currency (for example, directly in US dollars), whether that Credit Limit has been exceeded is determined by reference only to the closing balance of that Credit in that currency.

  (e) For example, assume an outstanding balance of a Credit on a particular day of US$200,000. If the Credit Limit is stated as "the US dollar equivalent of C$275,000", then whether the Credit Limit of that Credit has been exceeded will depend on the value of the Canadian dollar on that day. If the conversion calculations determine that the outstanding balance is under the Credit Limit, a drop in the value of the Canadian dollar the next day (without any change in the balance) may have the effect of putting that Credit over its Credit Limit. If, on the other hand, the Credit Limit is stated as "US$200,000", the Credit Limit is not exceeded, and a drop in the value of the dollar the next day will not change that (although the Overall Credit Limit may be affected).

  (f) Conversion calculations are done on the closing daily balance of the Credit. The conversion factor used is the mid-point between the buying and selling rate offered by CIBC for that currency on the conversion date.

1.21  Instalment Loans.  The following terms apply to each Instalment Loan.

  (a) Non-revolving loans. Unless otherwise stated in the Letter, any Instalment Loan is non-revolving. This means that any principal payment made permanently reduces the available Loan Amount. Any payment we receive is applied first to overdue interest, then to current interest owing, then to overdue principal, then to any fees and charges owing, and finally to current principal.

  (b) Floating Rate Instalment Loans. Floating Rate Instalment Loans may have either (i) blended payments or (ii) payments of fixed principal amounts, plus interest, as described below.

      (i) Blended payments. If you have a Floating Rate Loan that has blended payments, the amount of your monthly payment is fixed for the term of the loan, but the interest rate varies with changes in the Prime or U.S. Base Rate (as the case may be). If the Prime or U.S. Base Rate during any month is lower than what the rate was at the outset, you may end up paying off the loan before the scheduled end date. If, however, the Prime or U.S. Base Rate is higher than what it was at the outset, the amount of principal that is paid off is reduced. As a result, you may end up still owing principal at the end of the term because of these changes in the Prime or U.S. Base Rate.

      (ii) Payments of principal plus interest. If you have a Floating Rate Loan that has regular principal payments, plus interest, the principal payment amount of your Loan is due on each payment date specified in the Letter. The interest payment is also due on the same date, but it is debited from your Operating Account one or two banking days later. Although the principal payment amount is fixed, your interest payment will usually be different each month, for at least one and possibly more reasons, namely: the reducing principal balance of your loan, the number of days in the month, and changes to the Prime Rate or U.S. Base Rate (as the case may be).

  (c) Prepayment. Unless otherwise agreed, the following terms apply to prepayment of any Instalment Loan:

      (i) Floating Rate Instalment Loans. You may prepay all or part of a Floating Rate Instalment Loan (whether it is a Demand or a Committed Loan) at any time without notice or penalty.

      (ii) Fixed Rate Instalment Loans. You may prepay all or part of a Fixed Rate Instalment Loan, on the following condition. You must pay us, on the prepayment date, a prepayment fee equal to the interest rate differential for the remainder of the term of the Loan, in accordance with the standard formula used by CIBC in these situations.

  (d) Demand of Fixed Rate Demand Instalment Loans. If you have a Fixed Rate Demand Instalment Loan and we make demand for payment, you will owe us (i) all outstanding principal, (ii) interest, (iii) any other amount due under this Agreement, and (iv) a prepayment fee. The prepayment fee is equal to the interest rate differential for the remainder of the term of the loan, in accordance with the standard formula used by CIBC in these situations.

1.22 Notice of Default. You will promptly notify us of the occurrence of any event that is an Event of Default (or any that would be an Event of Default if the only thing required is either notice being given or time elapsing, or both).

ARTICLE 1 - BANKERS' ACCEPTANCES

1.1 Definitions. In this Article, the following terms have the following meanings:

"Bankers' Acceptance" or "B/A" means a Canadian dollar Draft that we have accepted under this Agreement.

"Commerce Acceptance Rate" means the variable reference rate that we declare from time to time as our stamping or acceptance fee for Drafts accepted by us.

"Draft" means, at any time, a blank bill of exchange within the meaning of the Bills of Exchange Act drawn by the Customer on us (in satisfactory form), but before we have accepted it.

1.2 Availability. B/As are available only with terms to maturity of between 30 and 180 days.

1.3 Minimum issue amount. You will present Drafts for acceptance in a minimum amount of $1 million. We can change this minimum amount at any time by 30 days' prior written notice.

1.4 Required Notice. You may either obtain a new advance by issuing a B/A stamped by CIBC (including a rollover of an existing B/A) or you may convert an amount outstanding under another Credit to issuance of a B/A on the following terms. You must give us notice (in the form we require, including, when applicable, the date of acceptance, the amount and the maturity date). Notice must be given by 10:00 a.m. (local time where the CIBC Branch/Centre is located) on the Business Day prior to the requested date of issuance. You must also give us any other notice required by the Letter.

1.5   Special Conditions.

  (a) Draft Conditions. You will deliver to us the Drafts that you want us to issue. Each Draft must (i) be in a whole multiple of C$100,000, (ii) be dated the date of delivery (which will be the same date as the requested date you notified us); (iii) mature on a Business Day; and (iv) be presented to the CIBC Branch/Centre for acceptance by 12:00 noon on the date of delivery (unless you have made prior arrangements in writing with us).

  (b) Maturity Limitation. The maturity date of a Draft submitted to us for acceptance may not (i) be after a scheduled or mandatory final maturity or termination date for that Credit or (ii) conflict, in our opinion, with any scheduled or mandatory repayment for that Credit.

(c) Conversion-To-Loan Limitation. You may only convert a B/A into a loan otherwise allowed under this Agreement if the total of "A" plus "B" is less than Prime Rate existing on that maturity date, where:

      "A" is the annual discount rate quoted at 9:30 a.m. (Toronto time) by the Toronto office of Wood Gundy Inc. as the discount rate at which it would purchase a bankers' acceptance issued by CIBC having a term to maturity of 30 days, and

      "B" is the annual stamping or acceptance rate applicable to a Draft accepted by us under this Agreement, as determined on the maturity date of that B/A.

In making these calculations, each of "A" and "B" is expressed as a percentage.

1.6 Stamping Fee. When we accept a Draft under this Agreement, you will pay us a stamping fee, on the date of acceptance, in the amount as set out in the Letter. The stamping fee will be calculated on the face amount of that Draft for the number of days to maturity based on a 365 day year.

1.7 Reimbursement. B/As are negotiable instruments that are purchased in financial markets at a discount. Market forces determine what the discount amount for B/As is at any particular time. At maturity, the holder of a B/A redeems it from CIBC. We then pay the holder the face amount. You will, therefore, reimburse us at the maturity date for the face amount of all B/As that we have accepted for you, unless you convert those amounts to another Credit (assuming all proper notice has been given). If you do not reimburse us or convert those amounts to another Credit, we may convert them to any type of loan (if available) under any Credit.

1.8 Signatures and Safekeeping. All Drafts must either be signed by a properly authorized signing officer or bear a mechanically reproduced facsimile signature of that officer (subject to any prior written arrangements with us). Each Draft and B/A bearing a facsimile signature of that officer will be as binding on you as if it had been manually signed by that officer. This applies even for individuals who may no longer be authorized or otherwise be an officer at any time. You will compensate us for any loss or expense relating to any Draft or B/A that we deal with under this Agreement. We need only exercise the same degree of care in safekeeping executed Drafts delivered to us for future acceptance as if they were CIBC's property and we were keeping them at the place at which they are to be held.

1.9 Credit Cancellation. If your B/A Credit is terminated for any reason, we may require you to pay us immediately on demand the appropriate reimbursement amount for each B/A then outstanding. We will calculate the reimbursement amount in accordance with standard practice in the banking industry in Canada. After making this payment, (a) you will have no further liability for that B/A, and
(b) we will (i) become the sole party liable under the B/A, and (ii) compensate you if you have to pay anyone else under that B/A.

1.10 Waiver. You will not claim any days of grace for the payment of a B/A. You waive any defence to payment which might otherwise exist if for any reason a B/A is held by us in our own right at its maturity.

1.11 Obligations Absolute. Your obligations for Drafts and B/As are unconditional and irrevocable. You will perform your obligations strictly in accordance with the provisions of this Agreement including, among other things,
(a) any lack of validity or enforceability of a Draft accepted by us as a B/A, and (b) the existence of a claim, set-off, defence or other right which you may have against the holder of a B/A, CIBC or another person.


ARTICLE 2 - LIBO RATE PROVISIONS

2.1 Definitions. In this Agreement, the following terms have the following meanings:

"LIBO Rate" for any LIBOR Period means a rate of interest per year equal to the rate at which we are prepared to offer, as at 11:00 a.m. (London, England time) on the second LIBOR Business Day before the start of that LIBOR Period, deposits to leading banks in London, England interbank eurocurrency market in an amount of U.S. dollars similar to the amount of the applicable LIBOR Loan and for a deposit period comparable to that LIBOR Period; except that, if we do not receive proper or timely notice as required below but we permit your request, then the LIBOR Rate for such LIBOR Period means the rate of interest per year as determined by us (in our absolute discretion) and offered to you and immediately accepted by you.

"LIBOR Business Day" means a Business Day on which U.S. dollar transactions can be carried out between leading banks in the interbank eurocurrency market in London, England and between CIBC and other leading banks in New York City.

"LIBOR Loan" means a Fixed Rate Loan in U.S. dollars in whole multiples of US$1,000,000 on which interest is calculated by reference to a LIBO Rate.

"LIBOR Period" means the period selected by you in accordance with this Agreement for computing interest from time to time on a LIBOR Loan.

2.2 Availability. LIBOR Loans are available only in whole multiples of US$1,000,000 each, for terms of one to six months.

2.3   Required Notice.

  (a) You may draw down or roll over a LIBOR Loan, or convert another type of Credit under this Agreement to a LIBOR Loan, or repay a LIBOR Loan, but only as provided in this Article. Any such action must be done on a LIBOR Business Day. Also, you must give notice (in the form we require) to the CIBC Branch/Centre before 10:00 a.m. (local time where the CIBC Branch/Centre is located). The notice must be given on the third LIBOR Business Day before the requested date of drawdown, rollover, conversion or repayment. You may roll over or convert an existing LIBOR Loan only on the expiry of its LIBOR Period.

  (b) If we do not receive proper or timely notice as required by the preceding paragraph, we may (but we are not obliged to) decide what you are permitted to do for that LIBOR Loan. We may, on the other hand, simply roll over an existing LIBOR Loan at the end of its LIBOR Period for a new LIBOR Loan with a new LIBOR Period determined by us.

2.4 Maturity Limitation. The expiry date of a LIBOR Period for any LIBOR Loan may not (a) be after a scheduled or required maturity or termination date for that Credit or (b) conflict, in our opinion, with any scheduled or mandatory repayment for that Credit.

2.5 Repayments. You may only repay all (but not part) of a LIBOR Loan, and only on the last day of the LIBOR Period for that LIBOR Loan.

2.6 Interest Calculation and Payment. Interest at a LIBO Rate will be calculated on the daily balance of each LIBOR Loan for the actual number of days elapsed, on the basis of a 360 day year. You will pay interest on each LIBOR Loan in arrears at the end of each LIBOR Period. If a LIBOR Period is greater than three months, you will pay interest at the end of each three month period during that LIBOR Period, except that overdue interest will be payable immediately on demand. Overdue amounts in respect of a LIBOR Loan (including any overdue interest) may at our option be either converted to another type of loan (if available) under any Credit or considered to be a LIBOR Loan for one or more LIBOR Periods as we may determine.

2.7 Interest Act. Each nominal rate of interest referenced to a LIBO Rate, expressed as an annual rate for purposes of the Interest Act (Canada), is that rate multiplied by the actual number of days in the calendar year in which the rate is to be ascertained, and divided by 360.

2.8 Lack of LIBO Rate. At any time before the start of any LIBOR Period, we might determine that (a) by reason of circumstances affecting the London, England interbank eurocurrency market generally, adequate and fair means do not exist for determining the LIBO Rate applicable for that LIBOR Period, or (b) deposits in U.S. dollars are not in the ordinary course of business available to CIBC in that market for deposit periods comparable to that LIBOR Period in a total amount similar to that LIBOR Loan bearing interest at a rate no greater than the LIBO Rate applicable to that LIBOR Loan. If we do, then from and after that date, you may not roll over any existing LIBOR Loan at the end of its LIBOR Period, or obtain any new LIBOR Loan. Our determination of any events under this paragraph will be conclusive.

2.9 Illegality. If at any time we determine in good faith that any legal requirement or any official directive or request (whether or not having the force of law) by a central bank or other governmental authority will make it unlawful or impossible for us to make, maintain or fund any LIBOR Loan, we will notify you accordingly. Upon receiving such a notice, you will either (a) on the last day of the LIBOR Period of any LIBOR Loan, if we can continue to maintain that loan, or (b) immediately, if we cannot legally maintain that loan,
  (1) pay us in full the then outstanding principal amount of each such LIBOR Loan, together with all accrued interest, or

  (2) convert that loan into another type of loan allowed under this Agreement.

For clarification,  upon a payment or conversion of a LIBOR Loan made under this section in the middle of its LIBOR Period, you will immediately on demand compensate us as provided elsewhere in this Agreement. Our determination of any matters under this paragraph will be conclusive.


ARTICLE 3 - DEFINITIONS

3.1 Definitions. In this Agreement, the following terms have the following meanings:

"Base Rate Loan" means a U.S. dollar loan on which interest is calculated by reference to the U.S. Base Rate.

"Business Day" means any day (other than a Saturday or a Sunday) that the CIBC Branch/Centre is open for business.

"CIBC Branch/Centre" means the CIBC branch or banking centre noted on the first page of this Agreement, as changed from time to time by agreement between the parties.

"Committed Loan" means a Loan (including an operating line)that is repayable in full only upon the earlier of the expiry of the committed term of the Loan, the occurrence of an Event of Default, or there having occurred (in our reasonable opinion) a Change of Control (as defined in the Letter) of your company or the Guarantor. Such a Loan may be either at a fixed or a floating rate of interest.

"Credit" means any credit referred to in the Letter, and if there are two or more parts to a Credit, "Credit" includes reference to each part.

"Credit Limit" of any Credit means the amount specified in the Letter as its Credit Limit, and if there are two or more parts to a Credit, "Credit Limit" includes reference to each such part.

"Default Interest Rate", unless otherwise defined in the Letter, means the Standard Overdraft Rate.

"Demand Instalment Loan" means an Instalment Loan that is payable upon demand. Such a Loan may be either at a fixed or a floating rate of interest.

"Event of Default" means, in connection with any Committed Loan (even if that Loan has not yet been drawn), the occurrence of any of the following events (or the occurrence of any other event of default described in this Agreement, in any of the security documents or in any other agreement or document you have signed with us):

  (1) You do not pay, when due, any amount that you are required to pay us under this Agreement or otherwise and such failure is not remedied within 5 days after notice, or you do not perform any of your other obligations to us under this Agreement or otherwise and such failure (if curable) is not remedied within 10 days after notice.

  (2) Any part of the security terminates or is no longer in effect, without our prior written consent.

  (3) You cease to carry on your business in the normal course, or it reasonably appears to us that that may happen.

  (4) A representation that you have made (or deemed to have made in any certificate or document delivered to CIBC hereunder) in this Agreement or in any security agreement is incorrect or misleading in any material respect.

  (5) (i) An actual or potential default or event of default occurs in connection with any debt owed by you or by the Guarantor (including any actual or potential default or event of default under the CIBC Inc. Credit Agreement), with the result that the payment of the debt has become, or is capable of becoming, accelerated, or (ii) you do not make a payment when due in connection with any such debt after the expiry of any applicable grace period. (This subsection (5), however, applies only to amounts that we reasonably consider to be material.)


  (6) We believe, in good faith and upon commercially reasonable grounds, that all or a material part of your property is or is about to be placed in jeopardy.

  (7) The holder of a Lien or a receiver or similar official takes possession of all or a material part of your property; or a distress, execution or other similar process is levied against any such property.

  (8) You (i) become insolvent; (ii) are unable generally to pay your debts as they become due; (iii) make a proposal in bankruptcy, or file a notice of intention to make such a proposal; (iv) make an assignment in bankruptcy; (v) bring a court action to have yourself declared insolvent or bankrupt; or someone else brings an action for such a declaration; or (vi) you default in payment or breach any other material obligation to any of your other creditors.

  (9) If you are a corporation, (i) you are dissolved; (ii) your shareholders or members pass a resolution for your winding-up or liquidation; (iii) someone goes to court seeking your winding-up or liquidation, or the appointment of an administrator, conservator, receiver, trustee, custodian or other similar official for you or for all or substantially all your assets; or (iv) you seek protection under any statute offering relief against the company's creditors.

"Fixed Rate Instalment Loan" means an Instalment Loan that is also a Fixed Rate Loan.

"Fixed Rate Loan" means any loan drawn down, converted or extended under a Credit at an interest rate which was fixed for a term, instead of referenced to a variable rate such as the Prime Rate or U.S. Base Rate, at the time of such drawdown, conversion or extension. For purposes of certainty, a Fixed Rate Loan includes a LIBOR Loan.

"Floating Rate Instalment Loan" means either an Instalment Loan that is either a Prime Rate Loan or a Base Rate Loan.

"Instalment Loan" means a loan that is repayable either in fixed instalments of principal, plus interest, or in blended instalments of both principal and interest. A Demand Instalment Loan is repayable on demand. A Committed Instalment Loan is repayable only upon the occurrence of an Event of Default.

"Letter" or "Agreement" means the letter agreement between you and CIBC to which this Schedule and any other Schedules are attached and includes the schedule(s).
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"Letter of Credit" or "L/C" means a documentary or stand-by letter of credit,  a letter of guarantee, or a similar instrument in form and substance satisfactory to us.

"L/C  Acceptance"  means a draft (as  defined  under the Bills of  Exchange  Act
(Canada)) payable to the beneficiary of a documentary L/C which the L/C applicant or beneficiary, as the case may be, has presented to us for acceptance under the terms of the L/C.

"Lien" includes a mortgage, charge, lien, security interest or encumbrance of any sort on an asset, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

"Normal Course Lien" means a Lien that (a) arises by operation of law or in the ordinary course of business as a result of owning any such asset (but does not include a Lien given to another creditor to secure debts owed to that creditor) and (b), taken together with all other Normal Course Liens, does not materially affect the value of the asset or its use in the business.

"Operating Account" means the account that you normally use for the day-to-day cash needs of your business, and may be either or both of a Canadian dollar and a U.S. dollar account.

"Prime Rate" means the variable reference rate of interest per year declared by CIBC from time to time to be its prime rate for Canadian dollar loans made by CIBC in Canada.

"Prime Rate Loan" means a Canadian dollar loan on which interest is calculated by reference to Prime Rate.

"Purchase Money Lien" means a Lien incurred in the ordinary course of business only to secure all or part of the purchase price of an asset, or to secure debt used only to finance all or part of the purchase of the asset.

"Standard Overdraft Rate" means the variable reference interest rate per year declared by CIBC from time to time to be its standard overdraft rate on overdrafts in Canadian or U.S. dollar accounts maintained with CIBC in Canada.

"U.S. Base Rate" means the variable reference interest rate per year as declared by CIBC from time to time to be its base rate for U.S. dollar loans made by CIBC in Canada.